Exhibit 4.2


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         CABLEVISION SYSTEMS CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is Cablevision Systems Corporation.

2. The Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article FOURTH thereof and by substituting in lieu thereof the following paragraph:

          The aggregate number of shares which the Corporation shall have authority to issue shall be 570,000,000 shares: (a) 400,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), (b) 160,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), and (c) 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provision of Section 242 of the General Corporate Law of the State of Delaware.

         IN WITNESS WHEREOF, Cablevision Systems Corporation has caused this certificate to be signed by William J. Bell, its Vice Chairman on the 5th day of Oct. 1999.

                                            CABLEVISION SYSTEMS CORPORATION


                                            By:  /s/ William J. Bell
                                               ---------------------------------
                                                William J. Bell, Vice Chairman

Attest:

/s/ Robert S. Lemle
--------------------------
Robert S. Lemle, Secretary